UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

OMNICARE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 16, 2006

The Annual Meeting of Stockholders of Omnicare, Inc. (the “Company”) will be held at The Marriott at RiverCenter, 10 West RiverCenter Boulevard, Covington, Kentucky, on Tuesday, May 16, 2006 at 11:00 a.m. local time. The purpose of the Annual Meeting is to consider and act upon:

(1)	the election of eight Directors;

(2)	the re-approval of the Company’s Annual Incentive Plan for Senior Executive Officers;

(3)	the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for 2006; and

(4)	any other business as may properly be brought before the meeting.

Stockholders of record at the close of business on March 31, 2006 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy and mail it in the enclosed envelope at your earliest convenience. No postage is required if it is mailed in the United States.

By Order of the Board of Directors

CHERYL D. HODGES
Secretary

Covington, Kentucky

April 13, 2006

YOUR VOTE IS IMPORTANT! TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE TAKE A MOMENT TO SIGN, DATE AND PROMPTLY MAIL YOUR PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

OMNICARE, INC.

100 East RiverCenter Boulevard

Covington, Kentucky 41011

PROXY STATEMENT FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement is furnished to stockholders in connection with the solicitation by the Board of Directors of Omnicare, Inc. (the “Company” or “Omnicare”) of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on May 16, 2006, and any postponement or adjournment of the meeting (the “Annual Meeting”).

Stockholders Entitled To Vote

Stockholders of record as of the close of business on March 31, 2006 are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment of the Annual Meeting. As of such date, the Company had outstanding 124,046,487 shares of its common stock, par value $1 per share (“Common Stock”), having one vote per share.

Proxies and Voting Procedures

Many stockholders may not be able to attend the Annual Meeting and, therefore, need to be represented by proxy. As an alternative to voting in person at the Annual Meeting, stockholders may vote by completing the proxy card and mailing it back in the prepaid envelope.

To constitute a quorum at the Annual Meeting, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary. Shares represented by proxies received by the Company will be counted as present at the Annual Meeting for the purpose of determining the existence of a quorum, regardless of how or whether such shares are voted on a specific proposal. Abstentions will be treated as votes cast on a particular proposal as well as shares present at the Annual Meeting. If your shares of Common Stock are held by a broker, the broker will ask you how you want your shares to be voted at the Annual Meeting. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen, depending upon the type of proposal. For some proposals, such as the election of Directors, the ratification of the appointment of the independent public accounting firm and the re-approval of the Company’s Annual Incentive Plan for Senior Executive Officers, the broker may vote your shares at its discretion. But for other proposals, the broker may not vote your shares at all. When that happens, it is called a “Broker Nonvote.” Broker Nonvotes will be treated as not present at the meeting for purposes of calculating the results of the vote on the specific issue. Accordingly, abstentions and Broker Nonvotes have the effect of a negative vote on any proposal where the vote required to pass the proposal is a percentage of the outstanding shares, but only abstentions have the effect of a negative vote when the vote required to pass a proposal is a percentage of the shares present at the Annual Meeting. Shares represented by properly executed proxies received in the accompanying form will be voted in accordance with the instructions contained therein. In the absence of contrary instructions, such shares will be voted (1) to elect as Directors the eight persons named below; (2) to re-approve the Company’s Annual Incentive Plan for Senior Executive Officers; and (3) to ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for 2006.

This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about April 13, 2006.

Revocation of Proxies

A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Secretary of the Company at the address set forth above, by delivering a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

ELECTION OF DIRECTORS

In accordance with the Company’s Second Amended and Restated By-Laws (“By-Laws”), by resolution the Board of Directors has set the size of the Board at eight members. Directors are elected to serve until the next Annual Meeting or until their respective successors are duly elected and qualified. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election as Directors at the Annual Meeting the eight persons named below. Set forth below is a description of each nominee’s principal occupation during at least the past five years and other pertinent information. Each of the nominees for election as a Director is currently a Director of the Company.

A stockholder may nominate a candidate for election as a Director if the stockholder provides timely proper written notice of the nomination to the Secretary of the Company in advance of the meeting, as more fully set forth below under the caption ‘Stockholder Proposals.’ The Board of Directors will also consider candidates recommended by stockholders if the recommendation is made in accordance with the procedures set forth below under the caption ‘Governance of the Company and Board Matters—Selection of Nominees for the Board of Directors.’

Unless authority is withheld for individual nominees or all nominees, it is intended that the shares represented by each proxy will be voted for the nominees listed below. The Company anticipates that all nominees listed in this Proxy Statement will be candidates when the election is held. However, if for any reason any nominee is not a candidate at that time, proxies will be voted for a substitute nominee designated by the Board of Directors and for the remaining nominees (except where a proxy withholds authority with respect to the election of Directors). The eight nominees receiving the greatest number of votes at the Annual Meeting will be elected Directors.

Nominees

Edward L. Hutton Director since 1981 Age: 86	Mr. Hutton has been Chairman of the Board of the Company since May 2003. In May 2003, the Company amended its By-Laws to create the non-executive position of Chairman of the Board. Prior to May 2003, Mr. Hutton served in an executive position, as Chairman of the Company, from 1981. He is also Chairman of the Board and a Director of Chemed Corporation, Cincinnati, Ohio (a diversified public corporation with interests in plumbing, drain cleaning and hospice services) (“Chemed”) and has held these positions since May 2004 and April 1970, respectively. Prior to May 2004, Mr. Hutton had served as executive Chairman of Chemed since November 1993. Previously, he was President and Chief Executive Officer of Chemed, positions he had held from April 1970 to November 1993, and was Chairman and Chief Executive Officer of Chemed from November 1993 until May 2001.

Joel F. Gemunder Director since 1981 Age: 66	Mr. Gemunder is President and Chief Executive Officer of the Company and has held these positions since May 1981 and May 2001, respectively. Mr. Gemunder was an Executive Vice President of Chemed and Group Executive of its Health Care Group from May 1981 through July 1981 and a Vice President of Chemed from 1977 until May 1981. Mr. Gemunder is a Director of Chemed and Ultratech, Inc. (a manufacturer of photolithography equipment for the computer industry).

John T. Crotty Director since 2004 Age: 68	Mr. Crotty is Managing Partner of CroBern Management Partnership LLP, Lake Bluff, Illinois (a healthcare investment and advisory firm) and retired President and Chief Executive Officer of CroBern Inc. (a healthcare consulting and advisory firm), both firms he co-founded in 1986. Previously, he held several senior management positions during 19 years with American Hospital Supply Corporation. Mr. Crotty is a Director of Owens and Minor, Inc., (a distributor of medical and surgical supplies).

Charles H. Erhart, Jr. Director since 1981 Age: 80	Mr. Erhart retired as President of W.R. Grace & Co., Columbia, Maryland (an international specialty chemicals, construction and packaging company) (“Grace”) in August 1990. He had served as President since July 1989. From November 1986 to July 1989, he was Chairman of the Executive Committee of Grace. From May 1981 to November 1986, he served as Vice Chairman and Chief Administrative Officer of Grace. Mr. Erhart is a Director of Chemed.

Sandra E. Laney Director since 1987 Age: 62	Ms. Laney is Chairman and Chief Executive Officer of Cadre Computer Resources Co., Cincinnati, Ohio (a network security services company), positions she has held since September 2001. Previously she served as Executive Vice President and Chief Administrative Officer of Chemed from May 2001 and May 1991, respectively, until March 2003. From November 1993 until May 2001, she held the position of Senior Vice President of Chemed. From May 1984 to November 1993, she was a Vice President of Chemed. Ms. Laney is a Director of Chemed.

Andrea R. Lindell, DNSc, RN Director since 1992 Age: 62	Dr. Lindell is Dean and a Professor of the College of Nursing at the University of Cincinnati, a position she has held since December 1990. Dr. Lindell is also Associate Senior Vice President of the Medical Center at the University of Cincinnati, a position she has held since July 1998. From September 1994 to June 2002, she also held an additional position as Interim Dean of the College of Allied Health Sciences at the University of Cincinnati. From August 1981 to August 1990, Dr. Lindell served as Dean and a Professor of the School of Nursing at Oakland University, Rochester, Michigan. In addition, from September 1977 until August 1981, Dr. Lindell also held the position of Chair, Department of Nursing, of the University of New Hampshire, Durham, New Hampshire.

John H. Timoney Director since 2000 Age: 72	Mr. Timoney is a retired executive of Applied Bioscience International Inc. (a contract research organization serving the pharmaceutical and biotechnology industries that was acquired by Pharmaceutical Product Development, Inc. in 1996) (“Applied Bioscience”), where he held a number of senior positions from 1986 through 1996, including Vice President, Chief Financial Officer and Treasurer. He was

also a Director of Applied Bioscience from September 1986 through June 1995. Mr. Timoney has also held financial and executive positions with IMS Health Incorporated (a market research firm serving the pharmaceutical and healthcare industries), Chemed and Grace.

Amy Wallman Director since 2004 Age: 56	Ms. Wallman is a retired audit partner with Ernst & Young International (a public accounting and professional services firm), a position she held from 1984 to July 2001. From 1995 to 2001, she also served as Health Care Industry Leader in Ernst & Young’s healthcare practice based in New York, New York.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PERSONS NOMINATED BY THE BOARD.

GOVERNANCE OF THE COMPANY AND BOARD MATTERS

Corporate Governance Guidelines

The Board of Directors (the “Board”) first adopted the Omnicare, Inc. Corporate Governance Guidelines (the “Guidelines”) in May, 2004. The Guidelines reflect the principles by which the Company will operate. The Guidelines provide that the Board is elected by the stockholders to provide oversight and guidance to senior management with a view to increasing stockholder value over the long term and that the core responsibility of the Board is to exercise its fiduciary duties to act in the best interests of Omnicare and its stockholders. The Guidelines cover various topics, including, but not limited to, Director independence, Board and committee composition, Board operations, Director compensation and leadership development. The Nominating and Governance Committee of the Board is responsible for overseeing and reviewing the Guidelines and reporting and recommending to the Board any changes to the Guidelines. A copy of the Guidelines is available at the Company’s Web site (www.omnicare.com) and may also be obtained upon request from the Company’s Corporate Secretary.

Independent Directors

The Guidelines provide that a majority of the members of the Board must be “independent” under the criteria set forth in the New York Stock Exchange (“NYSE”) listing standards and require the Board to affirmatively determine on an annual basis as to each Board member whether he or she is independent. The criteria for determining independence set forth in the NYSE listing standards are the same categorical standards the Board and the Nominating and Governance Committee will use in determining independence.

Pursuant to the NYSE listing standards for determining those Directors that are independent, no Director qualifies as “independent” unless the Board of Directors affirmatively determines that the Director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). In addition:

(i) A Director who is an employee, or whose immediate family member is an executive officer, of the Company is not “independent” until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a Director from being considered independent following that employment.

(ii) A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than

$100,000 per year in such compensation. Compensation received by a Director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

(iii) A Director who is or whose immediate family member is a current partner of a present or former internal or external auditor of the Company; a Director who is a current employee of such firm; or a Director who has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice is not “independent.” Also, a Director who was or whose immediate family member was a partner or employee of such firm and personally worked on the Company’s audit, but is no longer a partner or employee, is not “independent” until three years after the end of such affiliation or employment has ended.

(iv) A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

(v) A Director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

The Board and the Nominating and Governance Committee of the Board undertook an annual review of Director independence. During the review, the Board and the Nominating and Governance Committee considered transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under the caption ‘Certain Relationships and Related Transactions’ below. The Board and the Nominating and Governance Committee also examined transactions and relationships between Directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.

As a result of this review, the Board and the Nominating and Governance Committee have affirmatively determined that, under the Guidelines and the NYSE listing standards, the following Directors, constituting a majority of the Directors nominated for election at the Annual Meeting, are independent of the Company and its management: Messrs. Crotty, Erhart and Timoney, Dr. Lindell and Ms. Wallman. Messrs. Hutton and Gemunder are not considered independent because of their employment by the Company. Ms. Laney is not considered independent because of her spouse’s employment by the Company. See ‘Certain Relationships and Related Transactions.’

Committees of the Board, Committee Charters and Meetings

In 2005, the Board of Directors had standing the Audit Committee, the Compensation and Incentive Committee, the Nominating and Governance Committee and the Executive Committee. With the exception of the Executive Committee, all of the committees were comprised in 2005 (and continue to be comprised) solely of Directors who are independent within the meaning of the Guidelines and the NYSE listing standards. The Charters for each of the Company’s committees are available at the Company’s Web site (www.omnicare.com)

and copies may also be obtained upon request from the Company’s Corporate Secretary. The table below shows current membership for each of the committees of the Board of Directors.

Director	Audit	Compensation and Incentive	Nominating and Governance	Executive
Edward L. Hutton				Chair
Joel F. Gemunder				✓
John T. Crotty		✓	✓
Charles H. Erhart	✓(a)	✓	Chair	✓
David W. Froesel, Jr.				✓
Sandra E. Laney
Andrea R. Lindell	✓	Chair
John H. Timoney	Chair		✓
Amy Wallman	✓

(a)	The Board of Directors has determined that Mr. Erhart is qualified and has been designated as an audit committee financial expert within the meaning of the regulations of the United States Securities and Exchange Commission (the “SEC”), and the Board has determined that he has relevant accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Audit Committee. Under its Charter, the Audit Committee has sole and direct authority to engage, appoint, evaluate, compensate and replace the independent auditors. The Audit Committee reviews and approves in advance all audit, audit-related and non-audit services performed by the independent auditors (to the extent those services are permitted by the Securities Exchange Act of 1934, as amended). The Audit Committee meets with the Company’s management regularly to consider the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial reports to the public. The Audit Committee also meets with the independent auditors and with the Company’s financial personnel and internal auditors regarding these matters. Both the Company’s independent auditors and the internal auditors meet regularly with the Audit Committee in private and have unrestricted access to the Audit Committee. The Audit Committee examines the independence and performance of the Company’s independent auditors as well as the performance of the Company’s internal audit function. In addition, among its other responsibilities, the Audit Committee reviews the Company’s critical accounting policies and the Company’s annual and quarterly reports on Forms 10-K and 10-Q, respectively. See ‘Report of Audit Committee of the Board’ for additional information.

Compensation and Incentive Committee. Under its Charter, the Compensation and Incentive Committee’s principal responsibilities are to administer the Company’s compensation plans under which stock may be issued to Directors and executive officers, to review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, to approve the Chief Executive Officer’s compensation, to review and approve recommendations of the Chief Executive Officer with respect to the compensation of other executive officers, and to report on executive compensation in the Company’s proxy statement.

Nominating and Governance Committee. Under its Charter, the Nominating and Governance Committee’s principal responsibilities are to identify individuals qualified to become Directors, to recommend to the Board nominees for election as Directors by stockholders or to fill vacancies in the Board, to recommend to the Board the appointment of Directors to Board committees, to develop and recommend to the Board a set of Corporate Governance Guidelines and to review the Guidelines annually to ensure that they are appropriate for the Company and comply with applicable laws, regulations and listing standards, to recommend any desirable changes in the Guidelines to the Board, to recommend other activities to the Board relating to corporate governance and to develop and recommend to the Board, and to oversee the administration of, an annual self-evaluation process for the Board and its committees.

Executive Committee. The Executive Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that by law or under the By-Laws may not be delegated. The Executive Committee meets as necessary, and all actions by the Executive Committee are reported at the next Board meeting.

Attendance at Board, Committee and Annual Meeting. In 2005, the Board of Directors met 15 times, the Audit Committee met 18 times, the Compensation and Incentive Committee met 5 times, the Nominating and Governance Committee met 4 times and the Executive Committee met 7 times. In 2005, each Director, attended more than 75% of the meetings of the Board of Directors and of the Committees on which he or she served.

All members of the Board of Directors are strongly encouraged, but not required, to attend the Annual Meeting of Stockholders of the Company. All Directors attended the Company’s Annual Meeting in 2005.

Selection of Nominees for the Board of Directors

The Board believes that it should be comprised of Directors with varied, complementary backgrounds, and that Directors should, at a minimum, have expertise that may be useful to the Company, such as an understanding of the healthcare industry and practices, the needs of the elderly, technology, finance, accounting, marketing or international matters—all in the context of an assessment of the needs of the Board at a particular time. Directors should be willing and able to devote the required amount of time to Company affairs.

When seeking candidates for Director, the Nominating and Governance Committee may solicit suggestions from incumbent Directors, management and others. Additionally, the Company engages a third-party executive search firm. The third-party executive search firm assists the Committee and the Board in the identification of suitable potential candidates and the initial screening of candidates by, among other things, conducting personal interviews and background checks. After conducting an initial evaluation of a candidate and depending upon the needs of the Board, the Committee may interview the candidate if it believes the candidate might be a valuable addition to the Board. The Committee may also require the candidate to meet with management. If, based on, among other things, the needs of the Board and the experience and other qualities of other prospective candidates, the Committee believes a candidate would be a valuable addition to the Board, it may recommend to the Board that candidate’s nomination.

Pursuant to its policy regarding the consideration of any Director candidates recommended by stockholders, the Nominating and Governance Committee will consider candidates for Director recommended by stockholders applying the criteria for candidates described above and considering the additional information referred to in this paragraph. Stockholders wishing to recommend a candidate for Director should write the Company’s Corporate Secretary and include the following: a statement that the writer is a stockholder (accompanied by appropriate confirmation of such stock ownership) and is proposing a candidate for consideration by the Committee; the name of and contact information for the candidate; a statement of the candidate’s business and educational experience; information regarding each of the factors listed in the first paragraph of this subsection sufficient to enable the Committee to evaluate the candidate; a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company; detailed information about any relationship or understanding between the proposing stockholder and the candidate; and a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

Code of Ethics

The Board of Directors has adopted the Company’s Code of Business Conduct and Ethics that applies to Directors, officers and employees of Omnicare and its subsidiaries. The Code complies with the requirements of the NYSE and SEC. In addition, the Board has also adopted the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which supplements the Code of Business Conduct and Ethics and is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws and other matters. A copy of both the Code of Business Conduct and Ethics and the Code of Ethics for the Chief Executive Officer and Senior Financial Officers can be found at the Company’s Web site (www.omnicare.com) and a copy may also be obtained upon request from the Company’s Corporate Secretary.

Executive Sessions of Non-Management Directors

As required by the Guidelines, non-management Directors meet in executive sessions without management. “Non-management” Directors are all of those Directors who are not Company employees and may include Directors, if any, who are not “independent” by virtue of the existence of a material relationship with the Company. Executive sessions are led by a “Presiding Director” who is chosen by the Non-management Directors at each executive session by a plurality vote of the Directors present. An executive session will be held in conjunction with the regularly scheduled Board meetings in February and August and at other times as may be determined by the Non-management Directors. If any Non-management Director is determined not to be an independent Director, then, at least annually, an executive session of only independent Directors is held.

Contacting the Board of Directors

The Board has a process by which stockholders can send communications to the Board. Stockholders can send written communications to one or more members of the Board, addressed to:

Corporate Secretary

Omnicare, Inc.

100 East RiverCenter Boulevard

Covington, Kentucky 41011

All such communications will be forwarded to the relevant Director(s) except for communications unrelated to the Company.

Director Compensation

Each non-employee Director is paid a $30,000 annual retainer fee (payable at the Director’s election in cash or restricted stock). Each non-employee Director is also granted an annual restricted stock award having a value of $100,000 that vests in one installment on the third anniversary of the date of grant. Mr. Kevin J. McNamara, Director Emeritus of the Company, is paid a $30,000 annual retainer fee and will be entitled to receive $100,000 in cash, which shall be paid in full in May 2007. Mr. Hutton, the Chairman of the Board, receives a $60,000 annual Board Chairman retainer fee and an annual restricted stock award of $200,000, which also vests in one installment on the third anniversary of the date of grant. In addition, the Chairpersons of the Audit and Compensation and Incentive Committees are each paid a $30,000 annual retainer fee and members of the Audit and Compensation and Incentive Committees are each paid a $15,000 annual retainer fee (in each case payable at the Director’s election in cash or restricted stock that vests as described above). The Chairman of the Nominating and Governance Committee is paid a $20,000 annual retainer fee and members of the Nominating and Governance Committee are each paid a $10,000 annual retainer fee (in each case payable at the Director’s election in cash or restricted stock that vests as described above). On May 17, 2005, the Board approved a $1,500 meeting fee for personal attendance of individual directors at each Board and committee meeting and a $750 meeting fee for telephonic attendance of individual directors at each Board and committee meeting. During 2005, each member of the Board of Directors was granted an annual unrestricted stock award covering 400 shares of Common Stock. During 2005, Mr. Erhart received an additional annual fee of $8,000. Such fee was paid in lieu of stock options granted to Directors in previous years. Mr. Erhart was a member of the Compensation and Incentive Committee of either the Company or an affiliated company on the dates of such grants and thus was ineligible to participate.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation of the Company’s most highly compensated executive officers (the “named executives”) for services to the Company and its subsidiaries during 2005, 2004 and 2003.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
						Awards
Name and Principal Positions	Year	Salary	Bonus (1)	Other Annual Compensation (2)		Restricted Stock Award(s) (4)	# of Shares Underlying Options	All Other Compensation (5)
J.F. Gemunder	2005	$1,516,667	$2,588,800	$138,401	(3)	$12,974,993	424,350	$88,024
President and Chief	2004	1,400,000	88,800	127,261	(3)	7,432,002	465,050	366,747
Executive Officer	2003	1,254,167	2,089,749	71,265		14,167,756	279,854	117,536

P.E. Keefe	2005	422,417	194,411	11,156		1,195,728	59,500	21,460
Executive Vice President—Global Markets	2004 2003	402,000 381,583	14,267 229,178	11,187 11,117		1,217,445 2,681,744	70,000 50,000	66,872 26,572

D.W. Froesel, Jr.	2005	447,000	308,305	6,508		1,792,577	77,000	123,812
Senior Vice President and	2004	412,000	8,221	6,446		1,466,836	100,000	166,150
Chief Financial Officer	2003	377,000	278,169	6,406		2,965,121	60,000	114,474

C.D. Hodges	2005	359,167	265,353	4,512		1,561,527	66,656	17,543
Senior Vice President and	2004	330,000	5,316	4,168		1,126,291	84,992	47,721
Secretary	2003	303,750	185,293	4,151		2,423,032	50,990	23,008

T.E. Bien	2005	328,333	268,100	6,530		1,202,574	25,130	14,475
Senior Vice President—	2004	305,000	8,386	6,576		908,646	70,732	30,269
Professional Services and Purchasing	2003	274,083	188,337	6,537		1,892,889	40,708	18,878

(1)	Includes payments to Messrs. Gemunder, Keefe, Froesel and Bien and Ms. Hodges as reimbursement for employee premiums under split-dollar life insurance policies. For 2004, the entire amount is comprised of these payments.
(2)	These amounts represent payments made to Messrs. Gemunder, Keefe, Froesel and Bien and Ms. Hodges as required to offset the tax liability associated with the payments made in connection with the split-dollar life insurance policies referred to in Note 1 above.
(3)	In addition to amounts described in Note 2 above, this amount includes Mr. Gemunder’s personal use of corporate aircraft ($21,675) and personal financial services ($25,000) and tax planning services ($24,817) provided to Mr. Gemunder in 2005, and Mr. Gemunder’s personal use of corporate aircraft ($23,088) and personal financial services ($20,000) and tax planning services ($15,810) provided to Mr. Gemunder in 2004. By resolution of the Board, Mr. Gemunder is required for security purposes to use the corporate aircraft for all air travel.
(4)	Under the Company’s stock award program, restricted shares of Common Stock were issued as incentive compensation for services rendered during 2005 to the named executives and other key employees. Restricted shares vest based on the continued service of the executive either in seven annual installments as determined by the Compensation and Incentive Committee with a greater proportion vesting in the latter years or ratably over 10 years. For restricted shares awarded to Mr. Gemunder for services rendered in 2005, the shares vest ratably over 5 years. If the recipient’s employment terminates due to death, disability or retirement under a retirement plan of the Company, or a change in control of the Company occurs, the restrictions terminate. The restrictions also terminate upon the recipient’s termination without cause following the attainment of the age of 65 and at least 10 years of service with the Company. Otherwise, in the event of termination of employment, unvested shares are generally forfeited. Recipients receive

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dividends on the awarded shares. Restricted stock awards were granted in November 2005 and March 2006 for services rendered during 2005 as incentive compensation having a grant date value in the amount shown on the table. The number of restricted shares granted for 2005 services to the named executives was as follows: Mr. Gemunder—229,915 shares; Mr. Keefe—21,177 shares; Mr. Froesel—31,655 shares; Ms. Hodges—27,565 shares; and Mr. Bien—21,022 shares. As of December 31, 2005, the number and value of the aggregate restricted stock holdings of the named executives were: Mr. Gemunder—1,151,536 shares or $65,890,890; Mr. Keefe—245,810 shares or $14,065,248; Mr. Froesel—240,811 shares or $13,779,205; Ms. Hodges—204,786 shares or $11,717,855; and Mr. Bien—150,156 shares or $8,591,926.

(5)	This amount includes the dollar value of shares of Common Stock of the Company allocated to the “named executives” accounts in the Company’s Employee Savings and Investment Plan (the “S&I Plan”) that are attributable to the Company’s contributions to the S&I Plan. Participants are entitled to receive the fully vested shares allocated to their accounts upon death, disability, retirement or termination of employment. To the extent benefits under the S&I Plan are otherwise limited by provisions of the Internal Revenue Code of 1986, as amended, the Company’s Excess Benefits Plan provides that the Company will provide from its general funds a benefit to an employee equal to the benefit which would have been provided but for the limitations of the Internal Revenue Code. The benefits shown include those provided under the Excess Benefits Plan. For 2005, the number of shares attributable to these plans and the dollar values thereof included in the table for each named executive was as follows: Mr. Gemunder—1,575 shares or $74,429; Mr. Keefe—278 shares or $14,041; Mr. Froesel—212 shares or $11,011; Ms. Hodges—260 shares or $12,996 and Mr. Bien—168 shares or $8,627. This column also includes (a) life insurance premiums paid by the Company (Mr. Gemunder—$86; Mr. Keefe— $1,460; Mr. Froesel—$1,545; Ms. Hodges—$1,241 and Mr. Bien $1,135, (b) long term care insurance premiums paid by the Company for the named executives and their spouses, if applicable: Mr. Gemunder—$13,509; Mr. Keefe—$5,959; Mr. Froesel—$4,292; Ms. Hodges—$3,306 and Mr. Bien—$4,713 and (c) as to Mr. Froesel, also includes $106,964 which the Company credited to a deferred account established for him in lieu of his participation in the Company’s pension plan.

Stock Options

The following table sets forth information regarding stock options granted to the named executives during 2005.

OPTION GRANTS IN 2005

	Individual Grants
Name	Number of Shares Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
						5%	10%
J.F. Gemunder	420,000	(1)	35.2%	$54.75	11/2/15	$14,871,913	$37,301,731
	1,338	(2)	0.1	30.79	2/6/15	26,584	66,733
	1,206	(2)	0.1	34.60	5/5/15	26,635	67,129
	930	(2)	0.1	49.95	8/4/15	28,078	72,226
	876	(2)	0.1	54.80	11/6/15	30,008	76,321

P.E. Keefe	59,500	(1)	5.0	54.75	11/2/15	2,106,854	5,284,412

D.W. Froesel, Jr.	77,000	(1)	6.5	54.75	11/2/15	2,726,517	6,838,651

C.D. Hodges	65,800	(1)	5.5	54.75	11/2/15	2,329,933	5,843,938
	264	(2)	—	30.79	2/6/15	5,245	13,167
	236	(2)	—	34.60	5/5/15	5,212	13,136
	184	(2)	—	49.95	8/4/15	5,555	14,290
	172	(2)	—	54.80	11/6/15	5,892	14,985

T.E. Bien	24,500	(1)	2.1	54.75	11/2/15	867,528	2,175,934
	194	(2)	—	30.79	2/6/15	3,855	9,676
	176	(2)	—	34.60	5/5/15	3,887	9,797
	134	(2)	—	49.95	8/4/15	4,046	10,407
	126	(2)	—	54.80	11/6/15	4,316	10,978

(1)	All such options were granted on November 3, 2005 in connection with the 2004 Stock and Incentive Plan, were vested on December 15, 2005, have resale restrictions that lapse ratably over four years, and expire 10 years after the date of the grant. All such options provide for the purchase of shares of Common Stock at a price equal to the fair market value on the date of the grant.
(2)	Such options were granted on February 7, May 6, August 5, and November 7, 2005 and were granted in connection with the Company’s StockPlus Plan, a broad-based stock purchase and stock option program for employees and Directors. All other options were granted from the 2004 Stock and Incentive Plan. These options provide for the purchase of shares of Common Stock at a price equal to the fair market value on the date of the grant, become exercisable in full four years from the date of the grant based on the continued service of the employee (provided the optionee has held certain related shares of Common Stock purchased under the program for a minimum of two years), and expire 10 years from the date of the grant unless previously exercised.

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The following table sets forth information regarding stock options exercised by the named executives during 2005 and the value of unexercised options held by the named executives as of December 31, 2005.

AGGREGATED OPTION EXERCISES IN 2005 AND FISCAL YEAR-END OPTION VALUES

	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Shares Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The- Money Options at Fiscal Year- End($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
J.F. Gemunder	350,000	$6,661,550	3,513,796	294,936	$110,168,471	$6,818,233
P.E. Keefe	107,500	1,596,049	347,750	55,000	8,018,445	1,296,000
D.W. Froesel, Jr.	94,750	1,438,952	383,250	60,000	8,660,250	1,374,000
C.D. Hodges	101,879	1,605,178	367,658	54,030	8,892,149	1,251,029
T.E. Bien	190,712	3,588,424	61,174	40,922	995,188	932,237

(1)	In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, fair market value is deemed to be $57.22 per share, the closing price of a share of Common Stock on December 31, 2005, the final day of the Company’s fiscal year.

Pension Plan

The Company has a pension plan in which the named executives, other than Mr. Froesel, participate. Retirement benefits under the pension plan are calculated on the basis of the executive’s compensation during the highest consecutive 60-month period during the executive’s last 120 months of employment (“Final Average Compensation”) and years of service. Benefits payable under the pension plan are reduced for payments under a prior Company pension plan and are partially reduced for social security benefits. The following table shows the estimated maximum annual retirement benefits that would be payable upon retirement at or after age 65 under the pension plan at selected compensation levels after various years of service. Amounts are shown on a 10-year certain and life form, after the applicable reduction for social security benefits.

PENSION PLAN TABLE

Final Average Compensation (1)	Years of Service (2)
	10	15	20	25	30	35	40	45	50
$800,000	$114,313	$173,021	$231,435	$289,295	$347,154	$407,154	$467,154	$527,154	$587,154
1,000,000	144,313	218,021	291,435	364,295	437,154	512,154	587,154	662,154	737,154
1,500,000	219,313	330,521	441,435	551,795	662,154	774,654	887,154	999,654	1,112,154
2,000,000	294,313	443,021	591,435	739,295	887,154	1,037,154	1,187,154	1,337,154	1,487,154
3,000,000	444,313	668,021	891,435	1,114,295	1,337,154	1,562,154	1,787,154	2,012,154	2,237,154
4,000,000	594,313	893,021	1,191,435	1,489,295	1,787,154	2,087,154	2,387,154	2,687,154	2,987,154
5,000,000	744,313	1,118,021	1,491,435	1,864,295	2,237,154	2,612,154	2,987,154	3,362,154	3,737,154
6,000,000	894,313	1,343,021	1,791,435	2,239,295	2,687,154	3,137,154	3,587,154	4,037,154	4,487,154
7,000,000	1,044,313	1,568,021	2,091,435	2,614,295	3,137,154	3,662,154	4,187,154	4,712,154	5,237,154
8,000,000	1,194,313	1,793,021	2,391435	2,989,295	3,587,154	4,187,154	4,787,154	5,387,154	5,987,154

(1)	For purposes of the pension plan, such compensation generally includes base salary and incentive compensation, which for the named executives are set forth in the “Salary” and “Bonus” columns of the Summary Compensation Table, as well as the value of stock awards vesting during the year. Final Average Compensation for 2005 for Messrs. Gemunder, Keefe and Bien and Ms. Hodges was $6,230,000, $1,662,000, $992,000 and $1,275,000, respectively.

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(2)	As of December 31, 2005, Messrs. Gemunder, Keefe and Bien and Ms. Hodges had 42, 25, 17 and 26 years of service, respectively.

Supplemental Benefit Plan

The Company’s 2002 Supplemental Benefit Plan provides for a fixed annual benefit, payable in the form of a straight life annuity, to each of the named executives, commencing at the later of the participant’s 65th birthday or seven years of credited service after January 1, 2001. The annual benefit for each named executive, assuming seven years of credited service, is: Mr. Gemunder—$287,298; Mr. Keefe—$91,415; Mr. Froesel—$160,113; Mr. Bien—$28,072 and Ms. Hodges—$100,940. The annual benefit would be reduced by approximately 14.3% for each year of service less than seven. At December 31, 2005, each named executive had five years of credited service under the plan.

Employment Agreements

Mr. Gemunder. The Company entered into an employment agreement with Mr. Gemunder in August 1988. The agreement, as amended, is currently effective through August 3, 2011. Each year since 1988, the term of the agreement has been extended by one year. The agreement provides that Mr. Gemunder’s compensation may be increased annually by the Company and that he is entitled to receive annual incentive compensation and bonuses as determined by the Board, as well as participate in benefit programs and receive certain fringe benefits. Mr. Gemunder’s continued nomination to the Board during his employment is provided for in the agreement. The agreement provides that if Mr. Gemunder is terminated without cause (as defined in the agreement), including, among other things, the Company’s continuing material breach of the agreement, a material reduction in responsibilities, and, following a change of control (as defined in the agreement), assignment to the executive of duties inconsistent with his/her position or a relocation of the Company’s offices, the Company will pay him monthly severance payments at an annual rate equal to 150% of the sum of (i) his then-current base salary, (ii) his annual incentive bonus most recently paid or approved to be paid in respect of the previous year and (iii) the fair market value of all of his stock awards that have vested during the 12 months prior to the termination. Such payments will be made for the remaining term of the agreement. Under the agreement, Mr. Gemunder may voluntarily terminate his employment within 120 days after a change of control and such termination will be treated as without cause (each as defined in the agreement). To the extent that any payment to Mr. Gemunder would be subject to excise taxes under Section 4999 of the Internal Revenue Code, he will receive “gross-up” payments to make him whole with respect to such taxes.

Other employment agreements. The Company has entered into employment agreements with each of Messrs. Keefe, Froesel and Bien and Ms. Hodges. The employment agreement of Ms. Hodges is currently effective through August 3, 2011 and the employment agreement of Mr. Keefe is currently effective through May 31, 2011. Each of these agreements has generally been extended annually by one year. Mr. Froesel’s employment agreement is currently effective through March 3, 2008 and the agreement provides that it will be automatically extended for successive three-year terms unless either party provides prior written notice of non-renewal. Mr. Bien’s employment agreement provides that it is effective through May 31, 2008, however Mr. Bien’s agreement will be superseded by a revised employment agreement on June 1, 2006, as described below. The agreements of Mr. Keefe and Ms. Hodges provide that each executive’s current base compensation may be increased by the Company. Mr. Froesel’s agreement provides that his base salary may be adjusted at the Company’s discretion. Messrs. Keefe, Froesel and Bien and Ms. Hodges are entitled to participate in incentive compensation and bonus programs generally available to executives of the Company. Each executive is entitled to participate in benefit programs and receive fringe benefits generally available to executives of the Company.

The employment agreements of Mr. Keefe and Ms. Hodges provide that if the executive is terminated without cause (as defined in the agreements), including, among other things, the Company’s continuing material breach of the agreement, a material reduction in responsibilities, and, following a change of control (as defined in the agreements), assignment to the executive of duties inconsistent with his/her position or a relocation of the

Company’s offices, the Company will pay the executive monthly severance payments at an annual rate equal to 150%, in the case of Ms. Hodges, and 100%, in the case of Mr. Keefe, of the sum of (i) his/her then-current base salary; (ii) his/her annual incentive bonus most recently paid or approved to be paid in respect of the previous year; and (iii) the fair market value of all of his/her stock awards that have vested during the 12 months prior to the termination. These payments will be made for the remaining terms of the agreements. Mr. Froesel’s agreement provides that if he is terminated without cause (as defined in the agreement), then the Company will pay Mr. Froesel his then-current base salary for two years and any restricted stock, stock options and rabbi trust contributions will immediately vest. If the Company terminates Mr. Froesel upon a change of control (as defined in the agreement), Mr. Froesel will be entitled to receive his base salary and cash bonus for the remaining term of the agreement plus two years, and any restricted stock, stock options and rabbi trust contributions will immediately vest. Mr. Bien’s agreement provides that if he is terminated without cause (as defined in the agreement), then the Company will pay Mr. Bien his then current base salary for the remainder of the term of the agreement or for 18 months, whichever is greater, and bonus based on the most recent full-year bonus paid. The employment agreements of Messrs. Froesel, Keefe and Bien and Ms. Hodges provide that the executives may voluntarily terminate employment within 120 days after a change of control and that such termination will be treated as without cause, resulting in the payments described above.

Each employment agreement also provides that to the extent any payment to the executive would be subject to excise taxes under Section 4999 of the Internal Revenue Code, the executive will receive “gross-up” payments to make them whole with respect to such taxes.

Upon a change of control, the Company is required to continue to make premium payments under split-dollar life insurance arrangements with Messrs. Gemunder, Keefe, Froesel and Bien and Ms. Hodges until the end of the term of his/her employment agreement, and is required to make a contribution to a rabbi trust in an amount equal to the present value of the Company’s premium payment obligations until the executive reaches age 65 (or, in the case of Mr. Gemunder, age 70). In addition, Mr. Gemunder may, during his employment or following any termination due to disability or without cause, elect to (i) convert an existing key-man life insurance policy covering him into an insurance arrangement substantially equivalent to a split-dollar life insurance arrangement for his benefit and (ii) purchase from the Company certain other existing key-man life insurance policies covering him at a purchase price equal to the then-current cash value of such policies. These rights are conditioned upon the Compensation and Incentive Committee’s prior approval. Pursuant to the terms of the Company’s equity incentive plans, all stock options, restricted stock and other equity awards will become fully vested upon a change of control. Pursuant to the Company’s Excess Benefit Plan and 2002 Supplemental Benefit Plan, all benefits become fully vested upon a change of control.

On February 17, 2006, the Company entered into an amended and restated employment agreement with Mr. Bien providing that, among other things, Mr. Bien will assume the title of Special Advisor to the Chief Executive Officer, effective June 1, 2006. The initial term of Mr. Bien’s revised employment agreement expires May 31, 2010 and extends for an additional two-year period unless either party provides notice of non-extension. Mr. Bien’s revised employment agreement provides that during the first two years of the agreement, Mr. Bien’s duties and responsibilities should require a time commitment of approximately 600 to 650 hours annually and during years three and four, approximately 400 hours annually. In the event of a termination of Mr. Bien’s employment other than for a “cause” (as defined in the agreement), Mr. Bien will be entitled to continued payment of his base salary for the remainder of the term of the Employment Agreement (but in no event more than 24 months) and accelerated vesting of all outstanding stock options and restricted stock awards.

REPORT OF THE COMPENSATION AND INCENTIVE

COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation and Incentive Committee believes that executive compensation should be directly and materially linked to the financial and operating performance of the Company and increases in stockholder value. The Company’s executive compensation program includes base salary, annual incentive compensation, and long-term incentive compensation (in the form of stock options and restricted stock awards) and various benefit plans (including pension plans, savings plans and medical benefits).

The executive compensation program is administered by the Compensation and Incentive Committee of the Board of Directors. The Committee is comprised solely of independent Directors. Pursuant to the Charter of the Compensation and Incentive Committee, the Committee is responsible for approval of the Chief Executive Officer’s annual base salary level, annual incentive compensation, long-term incentive compensation and special or supplemental benefits, and any action so taken by the Committee is not subject to the full Board’s approval. With respect to executive officers other than the Chief Executive Officer, the Committee is responsible for reviewing and approving the recommendations of the Chief Executive Officer with respect to their annual base salary level, annual incentive compensation, long-term incentive compensation and special or supplemental benefits and any action so taken by the Committee also is not subject to the full Board’s approval. The Committee has full and final authority in connection with the administration of all plans of the Company under which Common Stock or other equity securities of the Company may be issued to Directors or executive officers, except as they apply to members of the Committee, in which case the full Board is responsible for making the necessary determinations.

During 2005, the Committee retained Compensation Strategies, Inc. (“Compensation Strategies”), independent professional compensation consultants, to assist the Committee in its evaluation of the Company’s executive compensation practices, including overall compensation and each component thereof. Compensation Strategies analyzed factors relevant to the Committee in determining executive compensation, including the performance of the Company, the compensation of the Company’s executive officers in prior years, the compensation practices of comparable companies and the compensation levels of similarly situated executives. Compensation Strategies identified a group of companies for comparison that are broadly representative of those that the Company competes with for executive talent. Included in the group are direct competitors within each area in which the Company competes, suppliers, and customers. Based on the comparison of the Company’s compensation practices to comparable companies, Compensation Strategies determined that total 2005 base and incentive compensation was appropriate and that it was also representative of the marketplace in which the Company competes for executive talent.

Base Salary

The executive officers listed in the Summary Compensation Table (the “named executives”) have each entered into employment agreements with the Company which provide for a base salary, which may be increased from time to time by the Committee. In determining base salary levels, the Committee considers the executive’s responsibilities, experience, performance and other factors particular to the Company. The Committee also considers the compensation practices and performances of other companies that are likely to compete with the Company for executive talent. In general, base salaries are set at levels believed by the Committee to be sufficient to attract and retain qualified executives when considered with other components of the Company’s compensation program. Base salary for each of the named executives was last increased effective June 1, 2005. Such salary increases averaged approximately 7% and were based upon the factors described above as well as the analysis and recommendations of Compensation Strategies.

Annual Incentive Opportunity

Annual incentive compensation provides a direct financial incentive to executives to achieve the Company’s annual business goals and strategic objectives. The Committee believes that bonuses should represent a significant portion of an executive’s annual compensation to provide an incentive for achieving these goals and objectives.

At the beginning of each fiscal year, financial and operational goals are established, which generally take into account such measures of performance as sales and earnings growth, profitability and cash flow. Non-financial measures of performance used by the Committee in determining the annual cash bonus award include organizational development, product or service expansion and strategic positioning of the Company’s assets. Specific relative weights are not assigned to each performance factor, since the relative importance of each factor varies depending upon the executive’s specific job responsibilities. Each individual compensation decision is made on a case-by-case basis and will ultimately depend upon the judgment of the Committee.

For 2005, the Committee established performance objectives for use in determining overall incentive compensation that included both financial as well as operational factors. The operational factors were aimed at guiding the Company through a year of transition, which included but was not limited to, preparation for implementation of the new Medicare regulations and responding to the then current drug pricing and government reimbursement issues, as well as positioning the Company for the new environment in 2006. The financial factors, included but were not limited to, sales and earnings performance, profitability, cash flows and return on investments, and were to be assessed in the context of how the Company responds to the changing market place, as well as how the Company performs relative to its peers.

The Committee determined that operational factors would be paramount in 2005, as 2005 would be a year of transition that required the Company’s executive officers to focus on positioning the Company to respond to a new regulatory environment and changes in its business and position the Company for long-term growth. These operational factors included, but were not limited to, integration of the new environment into every aspect of the Company’s business, continued growth of the core pharmacy business and progressive steps made toward implementation of the company’s productivity enhancement and cost reduction initiatives, as well as product or service expansions, continued execution of the Company’s acquisitions and an overall strategic positioning of the Company’s assets.

The Committee believed it was the focus on the Company’s operational and strategic goals in 2005 that would support long-term growth and success for Omnicare in its new environment.

When determining the annual cash bonus of the named executives, the Committee acts within the parameters provided for in the Annual Incentive Plan for Senior Executives, which has been approved by stockholders (and which is being proposed for re-approval this year, see: “Re-approval of Annual Incentive Plan for Senior Executive Officers” herein). Under the plan, the maximum amount of the annual cash bonus that could be paid to any participant for 2005 was dependent on the Company’s pre-tax income for 2005, before adjustments for the cumulative effect of accounting changes and special charges, reaching certain target levels established at the beginning of the year. Payment of the annual cash bonus pursuant to the plan allows such payments to be eligible for an exemption from the deductibility limits under Section 162(m) of the Internal Revenue Code, as discussed below.

For 2005, the Committee sought to grant incentive compensation that reflected performance for 2005, but also put in place incentives to achieve longer term objectives of the Company. As discussed later herein, the Committee believed that, whether measured in absolute terms or against the financial and operational performance objectives as set forth by the Committee early in 2005, the performance of the Company was strong and the accomplishments of Mr. Gemunder, the other senior executives and key employees were exceptional. Accordingly, the Committee elected to reinstate a cash bonus payout, after having paid no cash bonuses in respect of 2004 services. The Committee also believed that certain actions that were successfully executed in 2005 have a longer term impact on shareholder value and that the Company’s executives should be properly motivated to remain vigilant in achieving those longer term values even while executing on current year objectives. In order to accomplish this goal, the Committee granted the larger portion of 2005 incentive compensation in the form of longer term equity-based incentives to better align overall incentive compensation with the creation of long-term shareholder value.

Long-Term Incentive Compensation

The stock option and restricted stock program forms the basis of the Company’s long-term incentive plan for executives. This program seeks to align executive and long-term stockholder interests by creating a strong and direct link between executive compensation and stockholder return. Stock options are granted at or above fair market value and generally vest, or become exercisable, over four years or, in certain cases, if 100% vested, carry four-year resale restrictions. Restricted stock awards have vesting restrictions based on continued employment that generally lapse over seven-year periods, with the greater portion vesting in the latter years, or ratably over ten years. Both the amounts of restricted stock awards and the proportion of stock options increase as a function of higher salary and position of responsibility within the Company.

In 2005, the Committee took into account the advice of Compensation Strategies on the benefits of shifting incentive compensation for the Company’s executives more toward equity-based compensation, particularly restricted stock awards, to provide significant incentives for the achievement of the long-term goals of the Company. As noted above, in 2005 the portion of an executive’s compensation that is comprised of stock options and restricted stock generally increases as a function of higher salary and position of responsibility within the Company.

For the named executives, the restricted stock awards for 2005 under the 2004 Stock and Incentive Plan were dependent upon the growth of the Company’s earnings per share, before the cumulative effect of accounting changes and special charges, for fiscal year 2005 meeting certain thresholds established at the beginning of the year.

Policy On Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 the amount that may be deducted by a publicly held company for compensation paid each year to each of its five most highly paid executive officers. Section 162(m) excludes compensation that qualifies as “performance-based compensation” under Section 162(m). The Company’s Annual Incentive Plan for Senior Executive Officers (which is being proposed for re-approval this year, see: “Re-approval of Annual Incentive Plan for Senior Executive Officers” herein) and the Company’s 2004 Stock and Incentive Plan, each approved by the Company’s stockholders, permit the award of exempt performance-based compensation. However, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation.

Stock Ownership Guidelines

Historically, the Company has encouraged the ownership of stock of the Company in a number of ways. For example, a broad group of employees, including all members of senior management, are paid a significant portion of their incentive compensation in the form of restricted stock. In addition, periodic stock option grants are made to key employees, including senior management. Non-employee Directors of the Company are paid a substantial portion of their Director compensation in the form of restricted stock with the option to receive all such fees in Common Stock, and all Directors receive annual unrestricted stock awards. Employees of the Company generally are provided the opportunity to own Company stock through various benefit programs, such as the Company’s S&I Plan and the Omnicare StockPlus Plan, a broad-based stock purchase and stock option program for employees and Directors.

In order to encourage each Director and executive to achieve and maintain an appropriate ownership stake in the Company, the Company has adopted stock ownership guidelines for its Directors and executives. In May 2005, minimum ownership levels were established for each outside Director which require that all directors hold at least 7,500 shares of the Company’s common stock within 5 years of May 17, 2005, such share amount being based on a multiple of five times the directors’ retainer fee. Currently, Messrs. Hutton, Crotty, Erhart and Timoney, Dr. Lindell and Ms. Laney have met the guidelines. In February 2002, stock ownership guidelines were established for executives of the Company. The ownership levels are based on a multiple of base salary, ranging from a goal of five times base salary for the President and Chief Executive Officer and from one to three and one-half times for other officers. Messrs. Gemunder, Keefe, Froesel and Bien and Ms. Hodges have met the established guidelines. Until an executive has reached his or her target ownership, he or she will be required to hold 50%, in the case of officers other than vice presidents, and 20%, in the case of vice presidents, of the after-tax number of shares acquired by the executive upon the exercise of stock options or the vesting of restricted stock awards.

Compensation of the Company’s President and Chief Executive Officer

For 2005, Mr. Gemunder’s base salary was $1,600,000. His base salary was last increased effective June 1, 2005 from the $1,400,000 that had been his base salary since August 1, 2003. This 2005 increase was based on the Committee’s evaluation of Mr. Gemunder’s performance, generally applying the same principles outlined above for executive officers of the Company, taking into account the President and Chief Executive Officer’s responsibility for the total enterprise, as well as Mr. Gemunder’s individual performance. The Committee determined based on an evaluation of Mr. Gemunder’s performance that his base salary should be in the upper range of industry peers, using a survey prepared by Compensation Strategies.

In determining Mr. Gemunder’s compensation for the year, the Committee acknowledged that 2005 was, by any measure, an exceptional year for the Company in its achievement of operational and financial objectives. Record sales, adjusted earnings and cash flow were achieved; the Company’s size was increased by more than one-third with the completion of the acquisition of NeighborCare, Inc., the largest acquisition in the Company’s history, and a detailed integration plan was immediately implemented; the Company’s growth platform was expanded with the acquisitions of excelleRx, Inc. and RxCrossroads L.L.C.; the organization unremittingly prepared both the Company and its clients for the implementation of the Medicare Drug Benefit; a $2.5 billion refinancing was completed to fund this historic acquisition activity and to maintain balance sheet strength and flexibility; and productivity enhancement and cost reduction initiatives were implemented across the organization. As a result of these factors, significant value was created for Omnicare’s shareholders with the stock price increasing 65% in calendar year 2005, outperforming all major market indices.

In determining Mr. Gemunder’s incentive compensation, the Committee took into account the Company’s strong performance as well as their evaluation of his individual performance, data and analysis on Mr. Gemunder’s historical incentive compensation trends as well as comparisons to current peer company trends and compensation levels among similarly-situated executives as provided by Compensation Strategies, and the relative importance of Mr. Gemunder’s strategic vision and leadership in the accomplishment of the Company’s overall goals.

The committee also acknowledged that, given the Company’s strong results in 2005, the performance objectives it had also set pursuant to section 162(m) of the Code had been achieved under both the Annual Incentive Plan as well as the 2004 Stock and Incentive Plan.

Taking all of the above factors into consideration, the Committee awarded to Mr. Gemunder a cash bonus of $2.5 million in respect of 2005 services. The 2005 cash bonus compares with a cash bonus of $2.0 million in respect of 2003 services, the last year in which cash bonuses were paid to senior executives of the Company and a year in which returns to shareholders were comparable to 2005. No cash bonus was paid to Mr. Gemunder in respect of 2004 services.

With respect to stock options, the Committee granted 420,000 shares to Mr. Gemunder in 2005 as compared with 460,000 shares in 2004, with an exercise price equal to the fair market value on the date of grant. Using the Black-Scholes method of stock option valuation, the Committee noted that the value of the 2005 options on the date of grant was approximately 35% higher than the 2004 option grant reflecting the strong performance of Mr. Gemunder and the Company, as noted below. The Committee also granted 229,915 shares of restricted stock to Mr. Gemunder as part of his incentive compensation award for 2005 services as compared with the 224,886 shares granted to Mr. Gemunder in respect of 2004 services. The amount of the restricted share grant was also based upon Mr. Gemunder’s achievements and the Company’s performance in 2005 as noted below, and is comparable to 2003 when shareholder return was similar to 2005. The restricted shares will become vested ratably over 5 years (coincident with the length of his employment agreement), or earlier upon death, disability, termination without cause, change in control or retirement under a retirement plan of the Company.

Taking into account all of the elements of Mr. Gemunder’s incentive compensation, the Committee determined that the incentive compensation granted to him in 2005 was appropriate. By contrast, 2004 was a year plagued by industry pricing and government reimbursement pressures to which Mr. Gemunder and the other senior executives responded by re-engineering the Company’s cost structure, enhancing productivity and reducing costs to mitigate the impact of these factors. Having put the Company on a solid foundation, in 2005, Mr. Gemunder led the Company through the accomplishment of the major strategic objectives outlined above that served to drive top-line growth, broaden the Company’s growth platform, ensure its financial strength and flexibility and prepare the organization for the major change to its business being brought about by the Medicare Drug Benefit. Not only did these accomplishments result in record financial results and a substantial increase in shareholder value but they also set a course for long-term growth. The Committee therefore believes that the structure of the 2005 incentive compensation not only rewards Mr. Gemunder for the significant accomplishments of 2005 but also provides appropriate incentives for Mr. Gemunder to lead the Company successfully through the transition to the new environment created by the Medicare Part D program and to develop and execute the strategic objectives that will drive shareholder value in 2006 and beyond. Moreover, Compensation Strategies concluded that Mr. Gemunder’s overall compensation for 2005 services was representative of the marketplace in which the Company competes for senior executive talent, placing Mr. Gemunder in the upper-range of his peer-group which the Committee believes is an important consideration given his relative importance to the Company’s success.

Under Mr. Gemunder’s leadership, the Company has, since entering the long-term care pharmacy business in 1989, achieved a compound annual increase in shareholder value of 24% as compared with the compound annual increase in the S&P 500 of 10% over the same period. For the last five years, marked by a difficult operating environment in the long-term care and institutional pharmacy industries, the Company has achieved a compound annual increase in shareholder value of 22%, while the S&P 500 has shown a compound annual increase of less than 1%. The Committee, therefore, believes that it is key to the Company’s success that it motivate and reward Mr. Gemunder for increasing top and bottom line results and for developing and implementing a business and financial strategy that will continue to promote growth and enhance stockholder value. The Committee believes Mr. Gemunder’s 2005 compensation program meets these objectives.

The Compensation and Incentive Committee:

Andrea R. Lindell, DNSc, RN, Chairperson

John T. Crotty

Charles H. Erhart, Jr.

Compensation and Incentive Committee Interlocks and Insider Participation

No member of the Compensation Committee: (i) was an officer or employee of the Company or any of its subsidiaries during 2005; (ii) was formerly an officer of the Company or any of its subsidiaries; or (iii) had any relationship requiring disclosure in this proxy statement under Item 404 of SEC regulation S-K.

In addition, none of the Company’s executive officers served: (i) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s Compensation and Incentive Committee; (ii) as a director of another entity, one of whose executive officers served on the Company’s Compensation and Incentive Committee; or (iii) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a Director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Edward L. Hutton has been Chairman of the Board of the Company since May 2003. In May 2003, the Company amended its By-Laws to create the non-executive position of Chairman of the Board. Prior to May 2003, Mr. Hutton served in an executive position, as Chairman of the Company, from 1981. For services rendered in 2005, the Company paid Mr. Hutton $250,000 as salary in addition to amounts paid to Mr. Hutton in his capacity as a Director of the Company described at ‘Director Compensation.’ Mr. Hutton also received $41,125 as reimbursement for employee premiums under a split-dollar life insurance policy, as well as $32,227 required to offset the tax liability associated with the payment made in connection with such split-dollar life insurance policy. Mr. Hutton does not participate in the Company’s pension plans; however, Mr. Hutton participates in a deferred compensation arrangement which had been designed to provide him retirement benefits comparable to Company executives. For 2005, Mr. Hutton was credited with a Company contribution of $500,000 under this arrangement. Such deferred amounts accrue interest at market rates and are paid in future years. Mr. Hutton was also paid $450,238, which payment reflects the economic value of the benefit that would have vested in 2005 for his account had he been eligible to participate in the Company’s 2002 Supplemental Benefit Plan described at ‘Executive Compensation—Supplemental Benefit Plan’.

Joel F. Gemunder is the President, Chief Executive Officer and a Director of the Company. Mr. Gemunder’s son, David A. Gemunder, is a shareholder in the law firm of Fowler White Boggs Banker. In 2005, the Company paid $2,013,057 to Fowler White Boggs Banker for legal services the firm performed for the Company.

Sandra E. Laney is a Director of the Company. Ms. Laney’s spouse, D. Michael Laney, is Vice President—Management Information Systems of the Company. For services rendered in 2005 and pursuant to his employment agreement with the Company, the Company paid Mr. Laney $217,500 as salary and $23,169 in bonus and, under the Company’s stock award program, awarded him 3,997 shares of restricted Common Stock with a dollar value of $228,387. These shares vest ratably over 10 years. Mr. Laney receives dividends on the awarded restricted shares. In addition, in 2005, the Company granted Mr. Laney options to purchase 5,865 shares of Common Stock of the Company at an average exercise price of $53.22 per share. These options were granted under the 2004 Stock and Incentive Plan, have a term of 10 years and became exercisable on December 15, 2005, in the case of 5,233 of such options, and become exercisable in full after four years, in the case of 632 of such options. Mr. Laney is also a participant in the Company’s S&I Plan and, as such, was credited with a Company contribution of 112 shares of the Company’s Common Stock with a dollar value of $5,396 for 2005. Mr. Laney participates in the Company’s split-dollar insurance program. For 2005, the present value of future benefits derived from premium payments made by the Company for the benefit of Mr. Laney under the split-dollar program, which provides for refund of premiums to the Company upon termination of the policy, was $2,001. The Company paid life insurance premiums of $752 for Mr. Laney and a long-term care insurance premium (as spouse of Mr. Laney) of $3,245 for Ms. Laney in 2005. Mr. Laney also participates in the Company’s 2002 Supplemental Benefit Plan described at ‘Executive Compensation—Supplemental Benefit Plan.’ His annual benefit under the plan, assuming seven years of credited service, is $12,545.

COMPARATIVE STOCK PERFORMANCE

The following graph compares the cumulative total return for the last five years on a $100 investment (assuming dividend reinvestment) on December 31, 2000 in each of the Common Stock of the Company, the Standard & Poor’s 500 Stock Index and the OCR Peer Group Index.

Comparison of 5 Year Cumulative Total Return Assumes Initial Investment of $100

on the Last Business Day of 2000

	December 31,
	2000	2001	2002	2003	2004	2005
Omnicare, Inc.	$100	$115.53	$111.10	$188.85	$162.27	$268.70
S&P 500	100	88.08	68.65	88.34	97.95	102.76
OCR Peer Group	100	119.33	96.33	122.63	139.65	184.00

The OCR Peer Group Index includes the following companies: AmerisourceBergen Corporation, Beverly Enterprises Inc., Genesis Health Ventures Inc. (until December 1, 2003, and NeighborCare, Inc., thereafter until its acquisition by Omnicare on July 28, 2005), Manor Care, Inc., Parexel International Corp., Pharmaceutical Product Development, Inc., PSS World Medical Inc., and Sunrise Senior Living Inc. The total return calculations reflected in the foregoing graph were performed by Zacks Investment Research, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is the name, address and stock ownership of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, and is based on information provided by the beneficial owner in public filings made with the SEC:

Name and Address of Beneficial Owners	Number of Shares and Nature of Beneficial Ownership (a)		Percent of Class (a)

FMR Corp.	10,972,002	(b)	10.3%
82 Devonshire Street
Boston, MA 02109
Ariel Capital Management, LLC	6,213,560	(c)	5.8%
200 E. Randolph Drive, Suite 2900
Chicago, IL 60601

(a)	Under applicable SEC regulations, shares are treated as “beneficially owned” if a person has or shares voting or dispositive power with respect to the shares or has a right to acquire the shares within 60 days of December 31, 2005. Unless otherwise indicated, sole voting power and sole dispositive power are exercised by the named person. In calculating “Percent of Class” for a person, shares which may be acquired by the person within such 60-day period are treated as owned by the person and as outstanding shares.
(b)	Based on a report on Schedule 13G filed on March 10, 2006, by FMR Corp., a parent holding company (“FMR”) and Edward C. Johnson III (“Johnson”). According to FMR, it has sole dispositive power with respect to 10,972,002 shares and sole voting power with respect to 1,530,580 shares, and neither shared voting nor shared dispositive power with respect to any of the shares. Fidelity Management & Research Company (“Fidelity”), an investment advisor and a wholly owned subsidiary of FMR, is the beneficial owner of 9,708,222 shares as a result of acting as investment advisor to various investment companies. Johnson has sole dispositive power with respect top all such shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Omnicare Inc. No one person’s interest in the Common Stock of Omnicare Inc is more than five percent of the total outstanding Common Stock. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 904,338 shares or 0.848% of the Common Stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s).
(c)	Based on a report on Schedule 13G filed on February 13, 2006, Ariel Capital Management, LLC (“Ariel Capital”) is an investment advisor that has sole voting power with respect to 5,444,730 shares and sole dispositive power with respect to 6,145,845 shares, and neither shared voting nor shared dispositive power with respect to any of the shares. These securities are owned by investment advisory clients of Ariel Capital.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth information as of March 31, 2006, with respect to the shares of Common Stock beneficially owned by each of the nominees and Directors, each executive officer named in the Summary Compensation Table, and all Directors and executive officers of the Company as a group:

Individual or Group	Number of Shares and Nature of Ownership		Percent of Class(a)(b)
E.L. Hutton	207,683	(c)
	50,000	(d)
	11,330	(e)
J.F. Gemunder	1,996,969	(c)	4.5%
	3,653,896	(d)
	9,460	(f)
T.E. Bien	207,450	(c)
	79,574	(d)
J.T. Crotty	11,684	(c)
C.H. Erhart, Jr.	40,432	(c)
	5,740	(d)
D.W. Froesel, Jr.	350,260	(c)
	413,250	(d)
C.D. Hodges	403,186	(c)
	393,212	(d)
P.E. Keefe	379,214	(c)
	377,750	(d)
S.E. Laney	87,494	(c)
	72,979	(d)
A.R. Lindell, DNSc, RN	15,064	(c)
J.H. Timoney	20,040	(c)
	3,360	(d)
A. Wallman	6,046	(c)
All Directors, nominees, and executive officers as a group (14 persons)	3,770,585	(c)	7.1%
	5,162,495	(d)
	11,330	(e)
	9,460	(f)

(a)	Under applicable Securities and Exchange Commission regulations, shares are treated as “beneficially owned” if a person has or shares voting or dispositive power with respect to those shares or has a right to acquire the shares within 60 days of March 31, 2006. Unless otherwise indicated, sole voting power and sole dispositive power are exercised by the named person. In calculating “Percent of Class” for a person, shares which may be acquired within such 60-day period are treated as owned by the person and as outstanding shares.
(b)	Percent of Class is not shown if less than 1%.
(c)	Shares held in individual capacity (or together with a member of his or her household) as to which such person has voting and dispositive powers (and includes shares allocated as of December 31, 2005, to the account of each named person or member of the group under the Company’s Employees’ Savings and Investment Plan and its Employee Stock Ownership Plan).
(d)	Shares subject to outstanding options exercisable within 60 days from March 31, 2006.
(e)	Mr. E.L. Hutton is a trustee of the E.L. Hutton Foundation, which holds 11,330 shares of Common Stock over which he holds both voting and dispositive powers.
(f)	Mr. Gemunder is a trustee of the Joel F. Gemunder Foundation, which holds 9,460 shares of Common Stock over which he holds both voting and dispositive powers.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee is comprised of four members of the Company’s Board of Directors. The Board has affirmatively determined that each member of the Audit Committee is an independent Director and qualified to serve as a member of the Audit Committee under the Guidelines, including the applicable NYSE and SEC standards. The Audit Committee operates under a written Charter adopted by the Board.

The Audit Committee assists the Board in monitoring: (i) the integrity of the Company’s financial statements; (ii) the independent auditors’ qualifications, independence and performance; (iii) the performance of the Company’s internal audit function; and (iv) the Company’s compliance with legal and regulatory requirements.

The Audit Committee has met and held discussions with management and the Company’s internal auditors and independent auditors, each of whom has unrestricted access to the Audit Committee. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has met and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

The Audit Committee also has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

The Report of the Audit Committee of the Board does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee:

John H. Timoney, Chairman

Charles H. Erhart, Jr.

Andrea R. Lindell, DNSc, RN

Amy Wallman

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for 2006, subject to stockholders ratifying the appointment at the Annual Meeting. PricewaterhouseCoopers (and its predecessor) has acted as independent auditors for the Company and its consolidated subsidiaries since 1981.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures that require the pre-approval of all audit, audit-related, tax and other services rendered by the Company’s independent auditors. Under the policy, an auditor services schedule is prepared at the beginning of each year that describes each type of service to be provided by the independent auditors and the projected fees for each such service. The Audit Committee reviews and approves in advance, as appropriate, each service listed on the auditor services schedule and the projected fees for each such service. On a periodic basis, the independent auditors report to the Audit Committee the actual spending for specified services compared with the approved amounts. Projected fee amounts listed on the auditor services schedule may be updated, as appropriate in the Audit Committee’s discretion, at each regularly scheduled meeting of the Audit Committee. The Audit Committee may also pre-approve particular services on a case-by-case basis. The policy allows the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee. Any decisions made by the designated pre-approval member are reported, for informational purposes only, to the full Audit Committee at its next meeting.

Fees and Services of Independent Registered Public Accounting Firm

The following table summarizes fees for professional services provided to the Company by PricewaterhouseCoopers for the years ended December 31, 2005 and 2004 (in thousands):

Fees	2005	2004
Audit	$3,865	$2,320
Audit-Related	3,929	3,454
Tax	—	—
All Other	28	372

Total	$7,822	$6,146

Audit fees for the years ended December 31, 2005 and 2004, respectively, were for professional services rendered for the integrated audit of the consolidated financial statements, and audit of the controls over financial reporting of the Company as well as statutory audits, issuance of consents, income tax provision procedures and assistance with review of documents and financial statements filed with the SEC.

Audit-related fees for the years ended December 31, 2005 and 2004, respectively, were for assurance and related services primarily attributable to acquisition-related financial due diligence and agreed-upon procedures (including those for deferred payments and the Company’s restructuring programs), as well as employee benefit plan audits and consultations concerning financial accounting and reporting standards.

All other fees for the year ended December 31, 2005 and 2004, respectively, were permissible services performed by PricewaterhouseCoopers that do not meet the above category descriptions, including investigative services, preparation of excess benefit statements and software licenses.

Vote on Ratification of Appointment

Although ratification of the appointment of PricewaterhouseCoopers as independent registered public accounting firm for 2006 by stockholders is not required by law or the By-Laws of the Company, the appointment of PricewaterhouseCoopers will be submitted for ratification at the Annual Meeting. The affirmative vote of a majority of the shares represented at the meeting is necessary to ratify the appointment of PricewaterhouseCoopers. If the appointment is not ratified at the meeting, the Audit Committee will reconsider its appointment of independent auditors. In connection with its appointment of PricewaterhouseCoopers as independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers.

It is expected that a representative of PricewaterhouseCoopers will be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to questions raised at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY’S CONSOLIDATED FINANCIAL STATEMENTS FOR 2006.

LEGAL MATTERS

On February 13, 2006, two substantially similar shareholder derivative actions, entitled Isak v. Gemunder, et al., Case No. 06-CI-390, and Fragnoli v. Hutton, et al., Case No. 06-CI-389, were filed against the members of Omnicare’s board of directors, individually, purporting to assert claims for breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment arising out of the Company’s alleged violations of federal and state health care laws based upon the purported improper substitution of generic drugs. The complaints seek, among other things, damages, restitution and injunctive relief.

On March 23, 2006, a shareholder derivative action entitled Irwin v. Gemunder, et al., 2:06cv62, was filed in the United States District Court For the Eastern District of Kentucky against the members of Omnicare’s board of directors, individually, purporting to assert claims for breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment arising out of the Company’s alleged violations of federal and state health care laws based upon the same purportedly improper generic drug substitution that is the subject of the state court derivative actions. The complaint seeks, among other things, damages, restitution and injunctive relief.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, persons deemed to be executive officers of the Company, Directors of the Company, and beneficial owners of more than 10% of the Common Stock are required to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during 2005 all such persons complied with these filing requirements.

RE-APPROVAL OF ANNUAL INCENTIVE PLAN FOR SENIOR EXECUTIVE OFFICERS

The Board of Directors of the Company normally seeks to implement compensation programs in a manner which maximizes the deductibility for federal income taxes of compensation paid by the Company. Accordingly, in 1996, the Board adopted, and the stockholders approved on May 20, 1996, the Annual Incentive Plan for

Senior Executive Officers (the “Plan”). The Plan is designed to qualify the amounts paid under its terms to the Company’s senior executive officers as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”). This qualification allows amounts awarded under the Plan to be deductible by the Company for federal income tax purposes, even if, when combined with other compensation, the award causes the compensation of any Named Executive Officer to exceed $1 million. The Code requires that the Plan be reapproved by the Company’s stockholders every five years. Such approval was previously obtained from the Company’s stockholders at the Company’s 2001 Annual Meeting of Stockholders.

In connection with the re-approval of the Plan by stockholders for purposes of Section 162(m) of the Internal Revenue Code, the Board of Directors has also approved certain modifications to the Plan as follows: (i) expansion of the performance criteria pursuant to which awards under the Plan may be subject, to make such criteria consistent with the performance criteria contained in the Company’s 2004 Stock and Incentive Plan and (ii) certain other administrative modifications to update the Plan with respect to Section 409A of the Internal Revenue Code.

A summary of the principal features of the Plan is set forth below, and the full text of the Plan is annexed as Appendix A to this Proxy Statement.

Payment of any awards under the Plan relating to services to be performed in calendar year 2006 and thereafter is contingent on stockholder re-approval of the Plan. If such approval is not obtained, no such future awards will be paid, although other incentive awards may be paid at the discretion of the Committee (as hereinafter defined).

Under Section 162(m) of the Code, the amount which the Company may deduct on its tax returns for compensation paid to certain “covered employees” (generally the chief executive officer and the four highest paid executive officers other than the chief executive officer) in any taxable year is generally limited to $1 million per individual. However, compensation that qualifies as “performance-based compensation” is not subject to the $1 million deduction limit. In order for compensation to qualify as “performance-based” for this purpose, it must meet certain conditions, one of which is that the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by stockholders, and thereafter approved every five years that the Plan continues in effect.

The persons who are eligible to be selected to participate in the Plan are employees of the Company and its subsidiaries who are executive officers of the Company and whose annual incentive compensation for any taxable year of the Company may not be deductible by the Company in whole or in part unless the incentive compensation qualifies as “performance-based” under Section 162(m)(4)(C) of the Code. Based on this eligibility standard, only 6 persons, including the named executives, participated in the Plan in 2005. Other employees of the Company and its subsidiaries are eligible to earn lower amounts of annual incentive compensation under other arrangements that are generally less restrictive than the Plan. However, a larger or smaller number of persons may be eligible to be selected to participate in the Plan in the future, depending on the compensation levels and the character of the compensation payable to the Company’s executive officers in the future. Under the Plan, the Compensation and Incentive Committee of the Board of Directors, or another committee designated by the Board and consisting exclusively of “outside directors” within the meaning of Section 162(m) of the Code (the “Committee”), selects participants in the Plan, determines the amount of their award opportunities, selects the performance criteria and the performance goals for each year, and administers and interprets the Plan. An eligible employee may (but need not) be selected to participate in the Plan each year.

No later than 90 days after the commencement of each year (or by such other deadline as may apply under Code Section 162(m)(4)(C) or the Treasury regulations thereunder), the Committee will select the persons who will participate in the Plan in such year and establish in writing the performance goals for that year as well as the method for computing the amount of compensation which each such participant will be paid if such performance goals are attained in whole or in part. Such method will be stated in terms of an objective formula or standard that precludes discretion to increase the amount that will be due upon attainment of the goals. The Committee retains discretion under the Plan to reduce an award at any time before it is paid.

The maximum amount of compensation that may be paid under the Plan to any participant for any year is equal to the lesser of two and one-quarter percent (2 1/4%) of the Company’s consolidated income before income taxes, the cumulative effect of accounting changes, and acquisition expenses, as determined in accordance with generally accepted accounting principles (“Adjusted Pre-Tax Income”), and $5.0 million. In calculating Adjusted Pre-Tax Income, each extraordinary item which increases (or has the effect of increasing) Adjusted Pre-Tax Income will be included. Adjusted Pre-Tax Income will be increased by the amount of any extraordinary item which decreases (or has the effect of decreasing) Adjusted Pre-Tax Income.

Under the Plan, the performance goals for any year may be based on any of the following performance criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, and which shall include or exclude discontinued operations and acquisition expenses, as the Committee may determine: cash flow; cash flow from operations; free cash flow; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; income before income taxes; earnings before interest and taxes; earnings before interest, taxes depreciation, and amortization; earnings from continuing operations; net assets turnover; inventory turnover; receivable turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; expense reduction levels; stock price; and total shareholder return. The foregoing performance criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any items specified by the Committee, including but not limited to any or all of the following items: discontinued operations, extraordinary, unusual, non-recurring or special items, effects of accounting changes, effects of currency or interest rate fluctuations, effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities), changes in tax rates, expenses for restructuring or productivity initiatives, litigation losses, non-operating items, effects of acquisitions or divestitures and changes of law or regulation affecting the Company’s business. The foregoing performance measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years, or related to other companies or indices, or as ratios expressing relationships between two or more performance measures. Any such performance criterion or combination of such criteria may apply to the participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.

The performance goals that have been established by the Committee for 2006 are based on consolidated income before income taxes, the cumulative effect of accounting changes, acquisition expenses or other nonrecurring charges (“Consolidated Income”). The Committee has determined that, unless it determines otherwise, each extraordinary item which affects such 2006 Consolidated Income shall be automatically excluded or included in calculating the award that has been earned, whichever will produce the higher award. (This provision was made because the awards may qualify as “performance-based compensation” under Section 162(m) of the Code if the Committee retains discretion to reduce an award but not if the Committee retains discretion to increase an award). Under the Plan, the Committee may use the same criterion or such other criterion as set forth in the Plan for awards in future years.

Awards may be paid under the Plan for any year only if and to the extent the awards are earned on account of the attainment of the performance goals applicable to such year and the participant is continuously employed throughout such year and through the date of payment for the awards as determined by the Committee. The only exceptions to the continued employment requirement are if employment terminates by reason of death or disability during a year, in which case a prorated award may be paid after the close of the year, or if a Change of Control (as defined in the Company’s 2004 Stock and Incentive Plan) occurs during a year, in which case a prorated award will be paid at the time of the Change of Control based on the participant’s projected award for the year in which the Change of Control occurs (as determined by the Committee). If a participant’s employment terminates for any reason other than death or disability during a year, any award for such year will be forfeited.

However, a prorated award may also be paid after the year if employment terminates by retirement during the year, but only if such a payment will not prevent awards from qualifying as “performance-based” compensation in the absence of any termination of employment.

Payments pursuant to the Plan will generally be made in cash when the Committee certifies that the performance goals for the year have been satisfied. The Board may amend or terminate the Plan without stockholder approval at any time.

It is not possible to predict the awards that will be payable with respect to 2006 performance. However, for services in 2005, the following awards were paid to the participants in the Plan:

J.F. Gemunder	$2,500,000
P.E. Keefe	180,000
D.W. Froesel, Jr.	300,000
C.D. Hodges	260,000
T.E. Bien	260,000
Executive Group (6 individuals)	$3,650,000

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2005 (in thousands, except exercise price data):

Plan Category	Number of Securities to be issued Upon Exercise of Outstanding Options and Warrants	Weighted Average Exercise Price of Outstanding Options and Warrants	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (c)
Equity compensation plans approved by stockholders (a)	6,286	$30.33	6,744
Equity compensation plans not approved by stockholders (b)	1,038	26.91	—

	7,324	$29.85	6,744

(a)	Includes the 1992 Long-Term Stock Incentive Plan, the 1995 Premium-Priced Stock Option Plan and the 2004 Stock and Incentive Plan.
(b)	Includes the 1998 Long-Term Employee Incentive Plan and Director Stock Plan, as further discussed in the “Stock-Based Employee Compensation” note of the Notes to Consolidated Financial Statements included at Item 8 of this Filing. Additionally, at December 31, 2005, the outstanding amount includes 18 stock options transferred from or issued in connection with companies previously acquired by the Company at a weighted average exercise price of $36.19 per share, 5 compensation related warrants issued in 1997 at an exercise price of $29.275 per share, and 10 compensation related warrants issued in 2003 at an exercise price of $33.08 per share.
(c)	Excludes securities listed in the first column of the table.

Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RE-APPROVAL OF THE ANNUAL INCENTIVE PLAN.

STOCKHOLDER PROPOSALS

Stockholder Proposal Intended for Inclusion in the 2007 Proxy Statement

Any stockholder proposal intended to be considered for inclusion in the Company’s proxy materials for presentation at the 2007 Annual Meeting of Stockholders must be in writing and received by the Corporate Secretary of the Company not later than December 14, 2006. If any stockholder who intends to propose any other matter to be acted on at the 2007 Annual Meeting of Stockholders does not inform the Company of such matter by February 15, 2007, the persons named as proxies for the 2007 Annual Meeting of Stockholders will be permitted to exercise discretionary authority to vote on such matter even if the matter is not discussed in the proxy statement for that meeting.

Stockholder Nomination of a Candidate for Election as a Director

The Company’s By-Laws, a copy of which is available upon request to the Corporate Secretary of the Company, provide that nominations for Director may only be made by the Board of Directors or a stockholder entitled to vote who sends a stockholder notice of the nomination to the Corporate Secretary that is received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders. For a nominee of a stockholder to be eligible for election at the 2007 Annual Meeting, the stockholder’s notice of nomination must be received by the Corporate Secretary between January 16, 2007 and February 15, 2007. This advance notice period is intended to allow the Board to have an opportunity to consider persons expected to be nominated at the Annual Meeting.

A stockholder’s notice of nomination is required to set forth the following: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a Director: (A) the name, age, business address and residence address of such person; (B) the principal occupation or employment of such person; (C) the class and number of shares of capital stock of the Company that are beneficially owned by such person; (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) and between the beneficial owner and such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of Directors, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (ii) as to such stockholder giving notice, the information required to be provided pursuant to Section 1.02(e) of the Company’s By-Laws.

Advance Notice of Business for 2007 Annual Meeting

The Company’s By-Laws provide that no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to the Company’s Corporate Secretary (containing certain information specified in the By-Laws about the stockholder and the proposed business) not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders. For business proposed by a stockholder to be eligible to be brought before the 2007 Annual Meeting, the stockholder’s notice of proposed business must be received by the Corporate Secretary between January 16, 2007 and February 15, 2007.

CORPORATE SECRETARY ADDRESS FOR NOTICES AND REQUESTS

All notices to, or requests from, the Corporate Secretary should be sent to Omnicare, Inc., 1600 RiverCenter II, 100 E. RiverCenter Boulevard, Covington, Kentucky, 41011.

OTHER MATTERS

As of the date of this Proxy Statement, the Company did not know of any other matter which will be presented for consideration at the Annual Meeting. However, if any other matter should come before the meeting, the persons named in the enclosed proxy (or their substitutes) will have discretionary authority to vote on the matter.

EXPENSES OF SOLICITATION

The expense of soliciting proxies in the accompanying form will be borne by the Company. The Company will request banks, brokers and other persons holding shares beneficially owned by others to send proxy materials to the beneficial owners and to secure their voting instructions, if any. The Company will reimburse such persons for their expenses in so doing. In addition to solicitation by mail, officers and regular employees of the Company may, without extra remuneration, solicit proxies personally, by telephone, by facsimile or by other electronic means from some stockholders, if such proxies are not promptly received. The Company also expects to retain D. F. King & Co., Inc., a proxy-soliciting firm, to assist in the solicitation of such proxies at a cost that will not exceed $10,000 plus reasonable expenses.

By Order of the Board of Directors

CHERYL D. HODGES
Secretary

April 13, 2006

APPENDIX A

OMNICARE, INC.

ANNUAL INCENTIVE PLAN FOR SENIOR EXECUTIVE OFFICERS

1.	Application

This document sets forth the annual incentive plan applicable to those employees of Omnicare, Inc. (the “Company”) and its subsidiaries who are executive officers of the Company and whose annual incentive compensation for any taxable year of the Company commencing on or after January 1, 2006 the Committee (as hereafter defined) anticipates would not be deductible by the Company in whole or in part but for compliance with Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (“162(m) Covered Employee”), including members of the Board of Directors who are such employees. This plan is hereafter referred to as the “Plan” or “Annual Incentive Plan”.

2.	Eligibility

All 162(m) Covered Employees shall be eligible to be selected to participate in this Annual Incentive Plan. The Committee shall select the 162(m) Covered Employees who shall participate in this Plan in any year no later than 90 days after the commencement of the year (or no later than such earlier or later date as may be the applicable deadline for the compensation payable to such 162(m) Covered Employee for such year hereunder to qualify as “performance-based” under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”)).

3.	Administration

The Plan shall be administered by the Compensation and Incentive Committee of the Board of Directors (the “Board”), or by another committee appointed by the Board consisting of not less than two (2) Directors who are not employees of the Company or any subsidiary of the Company (the “Committee”). The Committee shall be comprised exclusively of Directors who are not employees and who are “outside directors” within the meaning of Section 162(m)(4)(C) of the Code. The Committee shall have authority, subject to the provisions herein, to select employees to participate herein; establish and administer the performance goals and the award opportunities applicable to each participant and certify whether the goals have been attained; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, and waive rules and regulations for the Plan’s administration; and make all other determinations which may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and participants and anyone claiming under or through any of them.

4.	Establishment of Performance Goals and Award Opportunities

No later than 90 days after the commencement of each year commencing on or after January 1, 2006 (or no later than such earlier or later date as may be the applicable deadline for compensation payable hereunder for such year to qualify as “performance-based” under Section 162(m)(4)(C) of the Code), the Committee shall establish in writing the method for computing the amount of compensation which will be payable under the Plan to each participant in the Plan for such year if the performance goals established by the Committee for such year are attained in whole or in part and if the participant’s employment by the Company or a subsidiary continues without interruption as provided in Section 6 hereof. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would otherwise be due upon attainment of the goals. No provision of this Plan shall preclude the Committee from exercising negative discretion with respect to any award hereunder, within the meaning of Treasury Regulation Section 1.162-27(e)(2)(iii)(A).

No later than 90 days after the commencement of each year commencing on or after January 1, 2006 (or no later than such earlier or later date as may be the applicable deadline for compensation payable hereunder for such year to qualify as “performance-based” under Section 162(m)(4)(C) of the Code), the Committee shall establish in writing the performance goals for such year, which shall be based on any of the following performance criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, and which shall include or exclude discontinued operations and acquisition expenses, as the Committee may determine: cash flow; cash flow from operations; free cash flow; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; income before income taxes; earnings before interest and taxes; earnings before interest, taxes depreciation, and amortization; earnings from continuing operations; net assets turnover; inventory turnover; receivable turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; expense reduction levels; stock price; and total shareholder return. The foregoing performance criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any items specified by the Committee, including but not limited to any or all of the following items: discontinued operations, extraordinary, unusual, non-recurring or special items, effects of accounting changes, effects of currency or interest rate fluctuations, effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities), changes in tax rates, expenses for restructuring or productivity initiatives, litigation losses, non-operating items, effects of acquisitions or divestitures and changes of law or regulation affecting the Company’s business. The foregoing performance measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years, or related to other companies or indices, or as ratios expressing relationships between two or more performance measures. Any such performance criterion or combination of such criteria may apply to the participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.

5.	Maximum Award

The maximum amount of compensation that may be paid under the Plan to any participant for any year is equal to the lesser of two and one-quarter percent (2 1/4%) of the Company’s consolidated income before income taxes, the cumulative effect of accounting changes, and acquisition expenses, as determined in accordance with generally accepted accounting principles (“Adjusted Pre-Tax Income”), and $5.0 million. In calculating Adjusted Pre-Tax Income, each extraordinary item which increases (or has the effect of increasing) Adjusted Pre-Tax Income will be included. Adjusted Pre-Tax Income will be increased by the amount of any extraordinary item which decreases (or has the effect of decreasing) Adjusted Pre-Tax Income.

6.	Attainment of Performance Goals Required

Awards shall be paid under this Plan for any year solely on account of the attainment of the performance goals established by the Committee with respect to such year, within the meaning of applicable Treasury regulations. Awards shall also be contingent on continued employment by the Company or a subsidiary of the Company during such year and through the date of payment for the awards as determined by the Committee. The only exceptions to this rule apply in the event of termination of employment by reason of death or disability (as determined by the Committee), or in the event of a Change of Control of the Company (as such term is defined in the Company’s 2004 Stock and Incentive Plan), during such year, in which case the following provisions shall apply. In the event of termination of employment by reason of death or disability during a Plan year, an award shall be payable under this Plan to the participant or the participant’s estate for such year, which shall be paid at the same time as the award the participant would have received for such year had no termination of employment occurred, and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. Notwithstanding the provisions of the preceding sentence, any payment in respect of an award that becomes due by reason of a participant’s death or disability during a Plan year shall be made not later than 2 1/2 months following the end of such Plan year. In the event of a Change of Control during a Plan year and prior to termination of employment, an incentive award shall be paid under the Plan at the time of such Change of Control to each participant, with the amount of such award being equal to the participant’s projected award under the Plan (as determined by the Committee) for the year in which the Change

Appendix A

2

of Control occurs, multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to the Change of Control and the denominator of which is the number twelve. Notwithstanding the foregoing provisions of this Section 6, an additional exception shall apply in the event of termination of employment by reason of retirement during a Plan year, but only if and to the extent it will not prevent any award payable hereunder (other than an award payable in the event of death, disability, Change of Control or retirement) from qualifying as “performance-based compensation” under Section 162(m)(4)(C) of the Code. Subject to the preceding sentence, in the event of termination of employment by reason of retirement during a Plan year an award shall be payable under this Plan to the participant for such year, which shall be paid at the same time as the award the participant would have received for such year had no termination of employment occurred, and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. Notwithstanding the provisions of the preceding sentence, any payment in respect of a participant’s retirement during a Plan year shall be made not later than 2 1/2 months following the end of such Plan year. A participant whose employment terminates for any reason not excepted above prior to payment of the award shall not be entitled to any award under the Plan for that year.

7.	Stockholder Approval and Committee Certification Contingencies; Payment of Awards

Payment of any awards under this Plan shall be contingent upon stockholder approval of the Plan, prior to payment, in accordance with applicable Treasury regulations under Code Section 162(m). Unless and until such stockholder approval is obtained, no award shall be paid pursuant to this Plan. Subject to the provisions of Paragraph 6 above relating to death, disability, Change of Control and retirement, payment of any award under this Plan shall also be contingent upon the Compensation Committee’s certifying in writing that the performance goals and any other material terms applicable to such award were in fact satisfied, in accordance with applicable Treasury regulations under Code Section 162(m). Unless and until the Committee so certifies, such award shall not be paid. Unless the Committee provides otherwise, (a) earned awards shall be paid promptly following such certification, and (b) such payment shall be made in cash (subject to any payroll tax withholding the Company may determine applies).

8.	Amendment or Termination

The Board of Directors may amend, modify or terminate this Plan at any time, provided that no such amendment, modification or termination shall adversely affect the incentive opportunity of any participant with respect to the portion of the year elapsed prior to the date of such amendment, modification or termination, without such participant’s written consent.

9.	Interpretation and Construction

Any provision of this Plan to the contrary notwithstanding, (a) awards under this Plan are intended to qualify as performance-based compensation under Code Section 162(m)(4)(C), and (b) any provision of the Plan that would prevent an award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the participant provides otherwise. Both the participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.

10.	Governing Law

The terms of this Plan shall be governed by the laws of the State of Delaware, without reference to the conflicts of laws principles of that State.

Appendix A

3

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DESIGNATION (IF ANY)		000000000.000 ext
ADD 1		000000000.000 ext
ADD 2	Least Address Line	000000000.000 ext
ADD 3		000000000.000 ext
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ADD 6		C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors (Please see reverse)

The Board of Directors recommends a vote FOR the Election of Directors.

☐	To Vote FOR All Nominees	☐	To WITHHOLD Vote From All Nominees

☐	For All Except -	To withhold a vote for a specific nominee, mark this box with an X and the appropriately numbered box from the list on the reverse side.

01 - ☐ 02 - ☐ 03 - ☐ 04 - ☐ 05 - ☐ 06 - ☐ 07 - ☐ 08 - ☐

B	Issues

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain
2.	To re-approve the Company’s Annual Incentive Plan for Senior Executive Officers.	☐	☐	☐

3.	To ratify the selection of independent registered public accounting firm.	☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS (1), (2) AND (3). When signed on behalf of a corporation, partnership, estate trust, or other stockholder, state your title or capacity or otherwise indicate that you are authorized to sign.

(Please sign exactly as name(s) appears above.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign the proxy exactly as name(s) appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full titles as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /

0 0 9 0 1 3	1 U P X	C O Y

Proxy

Omnicare, Inc.

100 E. RiverCenter Boulevard

Covington, Kentucky 41011

This Proxy is Solicited by the Board of Directors for

the Annual Meeting of Stockholders, May 16, 2006

The undersigned hereby appoints J.F. Gemunder, D.W. Froesel, Jr. and C.D. Hodges as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Omnicare, Inc. held of record by the undersigned as of March 31, 2006 at the Annual Meeting of Stockholders to be held on May 16, 2006, or at any postponement or adjournment thereof.

Election of Directors, Nominees:

01. Edward L. Hutton

02. Joel F. Gemunder

03. John T. Crotty

04. Charles H. Erhart, Jr.

05. Sandra E. Laney

06. Andrea R. Lindell, DNSc, RN

07. John H. Timoney

08. Amy Wallman

(Continued and to be signed on other side)